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                                                                   EXHIBIT 23.01


    CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS, DATED JULY 16, 1998



     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-57891) and related Prospectus of Crescent Operating, Inc. for the registration of common stock, preferred stock and common stock warrants and to the incorporation by reference therein of our reports dated March 2, 1998, with respect to the combined financial statements of Carter-Crowley Asset Group and March 27, 1998, with respect to the consolidated financial statements of Crescent Operating, Inc., both of which are included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                            ERNST & YOUNG LLP

Dallas, Texas

July 16, 1998